Exhibit 4.92

Voting Agreement

This Voting Agreement (this “Agreement”) is entered into as of May 5, 2017, by and between the stockholder listed on the signature page hereto (the “Stockholder”), and Amyris, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Purchase Agreements (as defined below).

Recitals

Whereas, the execution and delivery of this Agreement by the Stockholder is a material inducement to the willingness of certain investors (the “Investors”) to enter into one or more Securities Purchase Agreements (such documents together with all exhibits and schedules thereto, collectively, the “Purchase Agreements”), subsequent to the date hereof, by and among the Company and the Investors party thereto, pursuant to which, subject to the terms and conditions set forth in the Purchase Agreements, such Investors will purchase for an aggregate purchase price of up to $110,000,000, shares of the Company’s Series A Convertible Preferred Stock and/or Series B Convertible Preferred Stock (collectively, the “Shares”) and warrants to purchase shares of the Company’s Common Stock (the “Warrants”) (such sale and issuance of Shares and Warrants, the “Offering”). In connection with the Purchase Agreements, the Company intends to enter into or issue the Certificates of Designation, Warrants, Common Stock Purchase Agreements, Common Stock Purchase Warrants, Preemptive Rights Waiver, Security Holder Agreement, Stockholder Agreement and IP License (such documents together with all exhibits and schedules thereto, collectively, the “Ancillary Documents”).

Whereas, the Stockholder understands and acknowledges that the Company and Investors are entitled to rely on (i) the truth and accuracy of such Stockholder’s representations contained herein and (ii) such Stockholder’s performance of the obligations set forth herein.

Now, Therefore, in consideration of the promises and the covenants and agreements set forth in the Purchase Agreements and in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.      Shares Subject to this Agreement. Except as otherwise stated herein and until such time as this Agreement shall terminate in conformity with Section 6(m) hereunder, the Stockholder agrees to hold all shares of voting capital stock of the Company registered in its name or beneficially owned by it and/or over which it exercises voting control as of the date of this Agreement and any other shares of voting capital stock of the Company legally or beneficially held or acquired by it after the date hereof or over which it exercises voting control (the “Voting Shares”) subject to, and to vote the Voting Shares in accordance with, the provisions of this Agreement.

2.      Agreement to Vote Shares.

(a)                In any annual, special or adjourned meeting of the stockholders of the Company, and in every written consent in lieu of any such meeting, at which the transactions contemplated by the Purchase Agreements are presented to the Company’s stockholders for approval, the Stockholder agrees that it will vote its Voting Shares (i) in favor of the issuance and exercisability of the Shares and Warrants to the Investors and any matter that would reasonably be expected to facilitate the Offering and the issuance and exercise of such Shares and Warrants, including, without limitation, the authorization and issuance of all the Underlying Shares in excess of 19.99% of the issued and outstanding Common Stock on the Closing Date, (ii) in favor of a reverse stock-split of the Company’s Common Stock approved by the Company’s Board of Directors (the “Reverse-Split”), and (iii) against approval of any proposal made in opposition to the matters described in clauses (i) and (ii) above (the votes contemplated by clauses (i) through (iii) being referred to herein as the “Vote”). Notwithstanding the above, the Stockholder shall retain at all times the right to vote any Voting Shares in its sole discretion and without any other limitation on those matters other than those set forth in clauses (i) through (iii) of this Section 2(a) that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

(b)               Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict a Stockholder from acting in such Stockholder’s capacity as a director or officer of the Company, to the extent applicable, it being understood that this Agreement shall apply to a Stockholder solely in such Stockholder’s capacity as a stockholder of the Company.

(c)                In the event that a meeting of the stockholders of the Company is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause such Stockholder’s Voting Shares to be counted as present thereat for purposes of establishing a quorum.

3.      Representations, Warranties and Other Covenants of Stockholder. The Stockholder hereby represents, warrants and covenants to the Company, severally and not jointly, as follows:

(a)                As of the date of this Agreement, the Stockholder is the legal or beneficial owner of, and has the power to vote, that number of issued and outstanding shares of the Company’s Common Stock set forth on the signature page hereto. The Voting Shares set forth next to the Stockholder’s name on the signature page hereof are owned free of any encumbrance that would preclude the Stockholder from exercising his, her or its voting power as provided in Section 2 or otherwise complying with the terms hereof.

(b)               The Stockholder has all requisite power, legal capacity and authority to enter into this Agreement and perform its obligations hereunder. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)                The execution, delivery and performance by the Stockholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any agreement to which the Stockholder is a party or by which any of the Stockholder’s assets are bound or (ii) violate any order, writ, injunction, decree, judgment or any applicable law applicable to the Stockholder or any of the Stockholder’s assets, except for any such conflict, violation or any failure to obtain such consent, waiver or approval that would not result in the Stockholder being able to perform its obligations under this Agreement.

(d)               The Stockholder agrees that the Stockholder will not, in Stockholder’s capacity as a Stockholder of the Company, bring, commence, institute, maintain, prosecute or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or any Purchase Agreement or (ii) alleges that the execution and delivery of this Agreement by the Stockholder, or the approval of the matters contemplated by the Purchase Agreements or the Vote by the Company’s Board of Directors (the “Board”), breaches any fiduciary duty of the Board or any member thereof.

(e)                The Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect in any material respect or in any way have the effect of restricting, limiting, interfering with, preventing or disabling the Stockholder from performing its obligations in any material respect under this Agreement.

(f)                The Stockholder agrees that, from the date hereof until the Termination Date (as defined in Section 6(m)), without the Company’s express written consent, the Stockholder shall not, directly or indirectly, (i) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, testamentary disposition, operation of law or otherwise), any Voting Shares, (ii) deposit any Voting Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii).

3A. Representations, Warranties and Other Covenant of Company. The Company hereby represents, warrants and covenants to the Stockholder that: (a) copies of the final form of the Purchase Agreements to be entered into between the Company and each of the Investors are attached at Schedules 1, 2 and 3 to this Agreement, (b) the Company and each of Investors will within one day of the date of this Agreement, execute the Purchase Agreements which shall have the same material terms and conditions as set out in the form attached at Schedules 1, 2 and 3 of this Agreement, (c) copies of the final form of the Ancillary Documents are attached at Schedule 4 to this Agreement, and except for the Purchase Agreements and the Ancillary Documents, there are no other arrangements or agreements entered into or to be entered into by the Company with the Investors in connection with transactions contemplated by the Purchase Agreements; (d) there will not be any waiver, amendments or modifications to the material terms or conditions of the executed Purchase Agreements or the final form of the Ancillary Agreements without the prior written consent of the Company; and (e) Schedule 5 contains true and accurate pro forma capitalization tables for the transactions contemplated by the Purchase Agreements, giving effect to the security issuances contemplated thereby.

4.      Confidentiality. Except as required by applicable law, the Stockholder, until such time as the matters contemplated by the Vote are required to be publicly disclosed by the Company, will maintain the confidentiality of any information regarding this Agreement or any Purchase Agreement or any of the transactions contemplated thereby. Neither such Stockholder, nor any of his, her or its respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Purchase Agreements or the transactions contemplated thereby without the prior written consent of the Company, except as may be required by law or by any listing agreement with, or the policies of, The NASDAQ Stock Market, in which circumstance such announcing party shall make all reasonable efforts to consult with the Company in advance of such publication to the extent practicable.

5.      No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Voting Shares.

6.      Miscellaneous.

(a)                Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed, as to the Company, to Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, CA 94608, Attn: General Counsel, facsimile number:           , with a copy to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn:           , facsimile number:           , and as to any Stockholder at the address and facsimile number set forth below such Stockholder’s signature on the signature pages of this Agreement. Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. The Stockholder and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(b)               Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(c)                Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(d)               Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(e)                Specific Performance; Injunctive Relief. The parties hereto agree that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the parties set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the relevant party upon any such violation of this Agreement, the relevant party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity and other party hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(f)                Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(g)                Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (i) constitute an inducement and condition to the Investors entering into the Purchase Agreements, (ii) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (iii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment or delegation that is not consented to shall be null and void.

(h)               Additional Documents. Each party shall execute and deliver any additional documents necessary or desirable in the reasonable opinion of the other party to carry out the purpose and intent of this Agreement.

(i)                 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(j)                 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(k)               Governing Law; Consent to Jurisdiction. This Agreement, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law provisions.

(l)                 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

(m)             Termination. This Agreement shall terminate and shall have no further force or effect from and after the earliest to occur of (i) the date upon which the stockholders of the Company, in any annual, special or adjourned meeting of the stockholders of the Company, or by written consent in lieu of any such meeting, approve the matters contemplated by the Vote, (ii) the termination of any of the executed Purchase Agreements, (iii) the breach of any of the representations, warranties and/or covenants of the Company as set out at Section 3A of this Agreement, or (iv) July, 28, 2017, (such earlier date, the “Termination Date”), and thereafter there shall be no liability or obligation on the part of the Stockholder, provided, that no such termination shall relieve any party from liability for any willful or intentional breach of this Agreement prior to such termination.

(n)               WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT

OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

In Witness Whereof, the parties hereto have caused this Voting Agreement to be executed as of the date first written above.

COMPANY:

AMYRIS, INC.

By:	/s/ John Melo
Name:	John Melo
Title:	President & CEO

In Witness Whereof, the parties hereto have caused this Voting Agreement to be executed as of the date first written above.

STOCKHOLDER

Maxwell (Mauritius) Pte Ltd

By:	/s/ Chia Song Hwee
Name:	CHIA SONG HWEE
Title:	AUTHORIZED SIGNATORY

Voting Shares owned beneficially or of record by the Stockholder, or over which the Stockholder exercises voting power on the date hereof:

49,538,771	shares of issued and outstanding Common Stock

SCHEDULE 1

SCHEDULE 2

SCHEDULE 3

SCHEDULE 4

SCHEDULE 5